EXHIBIT 99.1

Huttig Building Products, Inc. Announces Third Quarter 2020 Results and Provides Business Update on COVID-19 Impact

Third Quarter 2020 Highlights (as compared to prior year quarter):

  Net sales of $212.7 million compared to $215.7 million
  Reduced operating expenses by 13.5% to $35.8 million
  Operating income increased to $6.9 million compared to $3.3 million
  Generated cash from operations of $25.4 million compared to $9.6 million
  Adjusted EBITDA increased to $8.5 million compared to $5.3 million
  Total liquidity increased to $69.8 million compared to $46.5 million a year ago
  Reduced indebtedness by $51.9 million compared to a year ago

ST. LOUIS, Oct. 29, 2020 (GLOBE NEWSWIRE) -- Huttig Building Products, Inc. (“Huttig” or the “Company”) (NASDAQ: HBP), a leading domestic distributor of millwork, building materials and wood products, today reported financial results for the third quarter ended September 30, 2020, and provided a business update on its response to the COVID-19 pandemic.

“As devastating as the impact of the COVID-19 global pandemic has been on our country, economy, and way of life, it was the catalyst for many of the changes we made to our business, contributing to our improved financial performance in the quarter,” said Jon Vrabely, President and CEO of Huttig. “I am very proud of our entire organization and our third quarter results in what remains a very challenging environment. Sales in the quarter approached prior year levels, and if not for the impact of COVID-related supply chain challenges, internal restructuring activities, and our continued product line rationalization initiative, we estimate our sales in the quarter would have exceeded prior year levels. We made meaningful improvements, reducing our expenses and debt, and have adapted to a leaner expense structure that establishes the foundation for a more profitable future.”

	Three Months Ended September 30,
	2020		2019
Net sales	$212.7	100.0%	$215.7	100.0%
Gross margin	42.7	20.1%	44.7	20.7%
Operating expenses	35.8	16.8%	41.4	19.2%
Restructuring charges	-	0.0%	-	0.0%
Operating income	6.9	3.2%	3.3	1.5%
Income from continuing operations	6.1	2.9%	1.6	0.7%
Net income	6.1	2.9%	1.6	0.7%
Earnings from continuing operations per share- basic and diluted	$0.24		$0.06
Net earnings per share - basic and diluted	$0.24		$0.06

	Nine Months Ended September 30,
	2020		2019
Net sales	$607.7	100.0%	$631.6	100.0%
Gross margin	122.3	20.1%	126.4	20.0%
Operating expenses	109.5	18.0%	122.0	19.3%
Goodwill impairment	9.5	1.6%	-	0.0%
Restructuring charges	1.5	0.2%	-	0.0%
Operating income	1.8	0.3%	4.4	0.7%
Loss from continuing operations	(1.2)	-0.2%	(11.9)	-1.9%
Net loss	(1.2)	-0.2%	(11.9)	-1.9%
Loss from continuing operations per share- basic and diluted	$(0.04)		$(0.47)
Net loss per share - basic and diluted	$(0.04)		$(0.47)

Results of Operations

Three Months Ended September 30, 2020 Compared to Three Months Ended September 30, 2019

Although as anticipated, the impact of the COVID-19 pandemic negatively affected our net sales, our COVID-19 readiness and response plan has driven an overall improvement in our operating results relative to our initial pandemic forecasts.

Net sales were $212.7 million in the third quarter of 2020, which were $3.0 million, or 1.4%, lower than the third quarter of 2019. The decline was attributable to a number of factors, including pandemic-induced changes to the operating environment resulting in supply chain disruption, labor shortages, which have increased lead times to our customers for value-add production sales, and the acceleration of planned restructuring activities, including the closure of two branches in the third quarter of 2020. We also commenced a broader product rationalization project in the third quarter designed to strengthen our focus on core and strategic products. This plan, while initially resulting in lower sales as we forgo replenishment or promotion of these items, is expected to ultimately generate higher gross margins and higher sales of focused product categories. While some of our largest markets were significantly impacted early in the pandemic, third quarter activity has recovered to levels approaching prior year sales after posting a 12.1% year-over-year decline in the second quarter of 2020. Demand has improved as construction activity has rebounded.

Due primarily to supply chain disruption and labor shortages, which lengthened lead times to our customers, millwork sales decreased 8.8% to $90.8 million in the third quarter, compared to $99.6 million in the comparable prior year period. Building products sales increased 5.7% in the third quarter of 2020 to $106.1 million, compared to $100.4 million in the third quarter of 2019 as sales benefitted from consistent high levels of demand for certain product lines within the category, including certain strategic product lines. The sales growth in this category was mitigated by product rationalization activities related to our objective of focusing on higher-margin, non-commoditized products. Wood product sales increased 0.6% in the third quarter of 2020 to $15.8 million, compared to $15.7 million in the third quarter of 2019.

Gross margin was $42.7 million in the third quarter of 2020, compared to $44.7 million in the third quarter of 2019. As a percentage of sales, gross margin was 20.1% in the third quarter of 2020, compared to 20.7% in the third quarter of 2019. Gross margins were negatively impacted by product sales mix as higher-margin, value-add categories were affected by supply chain disruption and labor shortages, which extended our lead times. Gross margins were also pressured by sales from branch closures and product rationalization activities as we reduced inventories at less than normal margins. While substantially complete, restructuring activities will continue through the fourth quarter. These initiatives, taken together, are expected to improve our overall margin performance.

Operating expenses decreased $5.6 million to $35.8 million in the third quarter of 2020, compared to $41.4 million in the third quarter of 2019. Personnel costs decreased $3.0 million, or 12.4%, as a result of expense reduction actions taken in response to the COVID-19 pandemic, workforce reductions, wage reductions, suspension of our matching contributions under our employee benefit plan and restructuring activities. These cost reductions were partially offset by higher incentive compensation driven by improved operating results. Non-personnel costs decreased $2.6 million, or 15.1%. Operationally, travel, materials handling and other discretionary spending was curtailed, due in part to the pandemic, and fuel costs were lower due to lower volume and pricing. Additionally, bad debt and insurance charges were lower than the third quarter of 2019. As a percentage of sales, operating expenses were 16.8% in the third quarter of 2020 compared to 19.2% in the third quarter of 2019.

Net interest expense was $0.8 million in the third quarter of 2020 compared to $1.7 million in the third quarter of 2019. The lower expense in the third quarter of 2020 reflects both lower average debt outstanding and lower interest rates.

Income taxes were zero for the quarters ended both September 30, 2020 and 2019.

As a result of the foregoing factors, we reported net income of $6.1 million for the quarter ended September 30, 2020, compared to net income of $1.6 million for the quarter ended September 30, 2019.

Adjusted EBITDA was $8.5 million for the third quarter of 2020, compared to $5.3 million for the third quarter of 2019. Adjusted EBITDA is a non-GAAP measurement. See the below reconciliation of non-GAAP financial measures.

Nine Months Ended September 30, 2020 Compared to Nine Months Ended September 30, 2019

Net sales were $607.7 million in the first nine months of 2020, which were $23.9 million, or 3.8%, lower than the first nine months of 2019. The decline was attributable to a number of factors, including pandemic-induced changes to the operating environment, resulting in supply chain disruption, labor shortages, which have increased lead times to our customers for value-add production sales, and the acceleration of planned restructuring activities, including the closure of two branches in the third quarter of 2020. We also commenced a broader product rationalization project in the third quarter designed to strengthen our focus on core and strategic products. This plan, while initially resulting in lower sales as we forgo replenishment or promotion of these items, is expected to ultimately generate higher gross margins and higher sales of focused product categories. While some of our largest markets were significantly impacted early in the pandemic, by the end of the third quarter, activity has recovered to levels approaching prior year sales. Demand has improved as construction activity has rebounded.

Due primarily to supply chain disruption and labor shortages, which lengthened lead times to our customers, millwork sales decreased 8.7% to $268.7 million in the first nine months of 2020, compared to $294.3 million in the comparable prior year period. Building products sales increased 2.2% in the first nine months of 2020 to $296.1 million, compared to $289.7 million in the first nine months of 2019 as sales benefitted from consistent high levels of demand for certain product lines within the category, including certain strategic product lines. The sales growth in this category was mitigated in the third quarter by product rationalization activities related to our objective of focusing on higher-margin, non-commoditized products. Wood product sales decreased 9.9% in the first nine months of 2020 to $42.9 million, compared to $47.6 million in the first nine months of 2019.

Gross margin was $122.3 million in the first nine months of 2020, compared to $126.4 million in the first nine months of 2019. As a percentage of sales, gross margin was 20.1% in the first nine months of 2020, compared to 20.0% in the first nine months of 2019.  The gross margin percentage reflects the favorable impact from our focus on higher margin sales opportunities, partially offset by sales product mix as higher margin categories were affected by supply chain disruption and labor shortages, which extended our lead times. Gross margins were impacted in the third quarter by sales from branch closures and product rationalization activities as we reduced inventories at less than normal margins. While substantially complete, restructuring activities will continue through the fourth quarter. These initiatives, taken together, are expected to improve our overall margin performance.

Operating expenses, excluding a restructuring charge of $1.5 million and goodwill impairment charge of $9.5 million, decreased $12.5 million to $109.5 million in the first nine months of 2020, compared to $122.0 million in the first nine months of 2019.  Personnel costs decreased $8.9 million as a result of expense reduction actions taken in response to the COVID-19 pandemic, including workforce reductions, wage reductions, suspension of Company matching contributions under an employee benefit plan and reduced medical claims. Non-personnel costs decreased $3.6 million. Operationally, travel, materials handling and other discretionary spending was curtailed, due in part to the pandemic, and fuel costs were lower due to lower volume and price. Additionally, bad debt charges were lower than the first nine months of 2019. These reductions were partially offset by an increase in worker’s compensation charges and other insurance costs. As a percentage of sales, operating expenses, net of restructuring, were 18.0% in the first nine months of 2020 compared to 19.3% in the first nine months of 2019.

During the first quarter of 2020, a decline in the market value of the Company’s public equity concurrent with, and caused in part by, the COVID-19 pandemic triggered an assessment of goodwill. As a result of the interim goodwill impairment test, the Company recognized a goodwill impairment charge of $9.5 million.

During the third quarter of 2020, we substantially completed the closure of our Columbus, Ohio and Selkirk, New York branch locations as part of our restructuring efforts. We expect the full closure to be completed in the fourth quarter of 2020. During the second quarter of 2020, we recorded a restructuring charge of $1.5 million for closure-related expenses for personnel, facility, equipment and working capital related costs.

Net interest expense was $3.0 million in the first nine months of 2020 compared to $5.2 million in the first nine months of 2019. The lower expense in the first nine months of 2020 reflected both lower average borrowing and lower interest rates.

Income taxes were zero for the first nine months of 2020, as compared to income tax expense of $11.1 million for the first nine months of 2019. In the nine months ended September 30, 2019, we recorded a tax charge of $11.8 million for an increase in our deferred tax asset valuation allowance.  The increase was required as realization of the net deferred asset was determined to no longer meet the more-likely-than-not criterion under U.S. GAAP.  Most of the Company’s net deferred tax asset is comprised of federal tax loss carryforwards which will begin expiring in 2030.  The deferred tax valuation allowance is assessed each reporting period and the amount of net deferred tax assets considered realizable could be adjusted in future periods based on the Company’s financial performance.  The net operating loss carryforwards remain available to offset future taxable income.

As a result of the foregoing factors, we reported a net loss of $1.2 million and $11.9 million for the nine months ended September 30, 2020 and 2019, respectively. Adjusted for the $9.5 million goodwill impairment charge and the $1.5 million restructuring charge in 2020, and adjusted for the $11.8 million tax charge in 2019, year-to-date net income was $9.8 million in 2020 compared to a net loss of $0.1 million in the first nine months of 2019.

Adjusted EBITDA was $17.7 million for the nine months ended September 30, 2020 compared to $10.1 million for the comparable period of 2019. Adjusted EBITDA is a non-GAAP measurement. See the below reconciliation of non-GAAP financial measures.

Balance Sheet & Liquidity

Cash provided by operating activities was $35.6 million during the first nine months of 2020, compared to cash usage of $10.5 million during the first nine months of 2019. The increase in cash provided by operating activities was primarily attributable to improved operating results combined with a $31.7 million reduction of inventory during the first nine months of 2020 driven by our COVID-19 readiness and response plan, compared to an $8.7 million increase in inventory over the first nine months of 2019. Accounts payable increased $11.1 million and $16.9 million in 2020 and 2019, respectively, primarily as a result of seasonal inventory purchase activity, temporary modifications to terms with key vendors during the first nine months of 2020, and seasonal inventory purchases to support cyclical sales activity during the first nine months of 2019. These decreases in working capital were partially offset by an increase in accounts receivable of $25.3 million during the first nine months of 2020, compared to an increase of $19.5 million in the prior-year corresponding period. The increase in accounts receivable over the first nine months of 2020 was primarily a result of cyclical increases in sales activity.

At September 30, 2020, we had $69.8 million total liquidity, including excess committed borrowing availability of $69.0 million and cash of $0.8 million. Total liquidity was $46.5 million at September 30, 2019, including excess committed borrowing availability of $43.6 million and cash of $2.9 million.

Impact and Company Response to COVID-19

In March 2020, the World Health Organization recognized the novel strain of coronavirus, COVID-19, as a pandemic. The United States, various other countries and state and local jurisdictions have imposed, among other things, travel and business operation restrictions intended to limit the spread of the COVID-19 virus and have advised or required individuals to adhere to social distancing or limit or forego their time outside of their home. This pandemic and the governmental response have resulted in significant and widespread economic disruptions to, and uncertainty in, the global and U.S. economies, including in the regions in which the Company operates. In many jurisdictions, the Company and its customers were deemed “essential businesses” and continued to operate, reducing the impact of these restrictions on the Company’s operations and results for the three and nine months ended September 30, 2020. However, the Company’s management cannot reliably predict the future impact of the pandemic and the governmental response to the pandemic on the Company’s operations and future results.

With the exception of closing two branches as a part of the Company’s restructuring efforts, all of the Company’s branches remain open and capable of meeting customer needs. The Company has taken protective measures to guard the health and well-being of its employees and customers, including the implementation of social distancing requirements and remote work options where possible. The Company has observed certain of its customers reducing purchases and operations due to the impact of COVID-19 and governmental restrictions. The pandemic has also had an adverse impact to the supply chain, with some of the Company’s vendors putting the Company on allocation as a result of reduced inventory and labor shortages, resulting in longer lead-times for the fulfillment of certain products. The Company adjusted its sales forecast accordingly and previously took proactive measures to protect its operating liquidity, including communicating with vendors and customers, seeking modification of payment and other terms of rental and procurement agreements, and monitoring its accounts receivable. The Company has also reduced inventory levels to meet an anticipated decrease in demand and has implemented cost containment measures, including closing two of its branches, lay-offs, wage reductions, suspension of matching contributions to its qualified defined contribution plan, and eliminated non-essential spend. Wages were reinstated for a majority of employees in October 2020. However, our higher-salaried employees and senior management team continue to have reduced compensation. Additionally, the compensation paid to our Board of Directors continues at a reduced level. The Company has also delayed or cancelled certain planned, non-essential capital expenditures. The Company has utilized its diverse overseas network to source alternative suppliers of its proprietary products, while simultaneously rationalizing its purchase volume to better align with its current sales projections and to manage the supply chain. The Company has also been proactively communicating with its lenders regarding potential modification to the terms of its credit facility should it be deemed necessary. While the Company believes these actions have mitigated the impact of the pandemic on its operations, it cannot provide any assurance that these actions will be successful if the pandemic continues to have a longer-term impact on the economy. As of September 30, 2020, the Company does not have any material outstanding deferred obligations to suppliers as deferred amounts have been substantially repaid.

Mill Road Capital Management Unsolicited, Non-Binding Expression of Interest

On August 6, 2020, the Company received an unsolicited, non-binding, expression of interest from Mill Road Capital Management LLC (“Mill Road”), a private investment firm, to acquire all of the outstanding common stock of the Company for $2.75 per share, subject to certain contingencies. On October 14, 2020, the Company received a revised expression of interest from Mill Road to acquire all of the outstanding common stock of the Company for $4.00 per share, subject to certain contingencies. The Company’s Board of Directors is reviewing Mill Road’s proposal and will determine the course of action it believes is in the best interests of all its stockholders. The Board is always open to considering strategic opportunities to maximize value and has retained Lincoln International as its financial advisor to assist the Board in its review. The Company does not intend to disclose any updates regarding its review of the proposal until the Board of Directors makes a determination requiring further disclosure. In the meantime, the Company continues to focus on executing on its business plan to drive shareholder value.

Conference Call

Huttig Building Products, Inc. will host a conference call Friday, October 30, 2020 at 11:00 a.m. Central Time. Participants can listen to the call live via webcast by going to the investor portion of Huttig’s website at www.huttig.com. Participants can also access the live conference call via telephone at (866) 238-1641 or (213) 660-0927 (international). The conference ID for this call is 1596573.

About Huttig

Huttig, currently in its 136th year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in-home improvement, remodeling and repair work. Huttig distributes its products through 25 distribution centers serving 41 states. Huttig's wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “believe,” “estimate,” “project” or similar expressions may identify forward-looking statements, although not all forward-looking statements contain such words. Statements made in this press release looking forward in time, including, but not limited to, statements regarding our current views with respect to financial performance, future growth in the housing market, distribution channels, sales, favorable supplier relationships, inventory levels, the ability to meet customer needs, enhanced competitive posture, strategic initiatives, absence of material financial impact from litigation or contingencies, including environmental proceedings, are included pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995.

These statements present management’s expectations, beliefs, plans and objectives regarding our future business and financial performance. We cannot guarantee that any forward-looking statements will be realized or achieved. These forward-looking statements are based on current projections, estimates, assumptions and judgments, and involve known and unknown risks and uncertainties. We disclaim any obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

There are a number of factors, some of which are beyond our control that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to, the following: the impact of global health concerns, including the current COVID-19 pandemic, and governmental responses to such concerns, on our business, results of operations, liquidity and capital resources; the success of our growth initiatives; expansion of the Huttig-Grip product line; the strength of new construction, home improvement and remodeling markets and the recovery of the homebuilding industry to levels consistent with the historical annual average total housing starts from 1959 to 2019 of approximately 1.4 million starts based on statistics tracked by the U.S. Census Bureau; the cyclical nature of our industry; our ability to comply with, and the restrictive effect of, the financial covenant applicable under our credit facility; risks of international suppliers; the ability to source alternative suppliers in light of the COVID-19 pandemic; product liability claims and other legal proceedings; commodity prices and demand in light of the COVID-19 pandemic; stock market volatility; failure to meet exchange listing requirements; stockholder activist disruption; current or future litigation; information technology failures, network disruptions, cybersecurity attacks or breaches in data security; termination of key supplier relationships; our failure to attract and retain key personnel; goodwill impairment; deterioration of our customers’ creditworthiness or our inability to forecast such deteriorations particularly in light of the COVID-19 pandemic; the loss of a significant customer; the cost of environmental compliance, including actual expenses we may incur to resolve proceedings we are involved in arising out of a formerly owned facility in Montana; competition with existing or new industry participants; deterioration in our relationship with our unionized employees, including work stoppages or other disputes; funding requirements for multi-employer pension plans for our unionized employees; significant uninsured claims; the integration of any business we acquire and the liabilities of such businesses; the seasonality of our operations; federal and state transportation regulations; fuel cost increases; any limitations on our ability to utilize our deferred tax assets to reduce future taxable income and tax liabilities; risks associated with our private brands; uncertainties resulting from changes to United States and foreign laws, regulations and policies; the potential impact of changes in tariff costs, including tariffs on imported steel and aluminum, and potential anti-dumping or countervailing duties; and those set forth under Part I, Item 1A – “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as supplemented by Form 8-K filed on April 27, 2020, Part II, Item 1A – “Risk Factors” of the Quarterly Reports on Form 10-Q for the quarter ended March 31, 2020 and September 30, 2020. These factors may not constitute all factors that could cause actual results to differ from those discussed in any forward-looking statement. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

Non-GAAP Financial Measures

Huttig supplements its reporting of net income with the non-GAAP measurement of Adjusted EBITDA. This supplemental information should not be considered in isolation or as a substitute for GAAP measures.

The Company defines Adjusted EBITDA as net income adjusted for interest, income taxes, depreciation and amortization and other items as listed in the table below and presents Adjusted EBITDA because it is a primary measure used by management, and by similar companies in the industry, to evaluate operating performance and Huttig believes it enhances investors’ overall understanding of the financial performance of our business. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance. Huttig compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors affecting the business. Because not all companies use identical calculations, Huttig’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA

The following table presents a reconciliation of net income (loss), the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods presented (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net income (loss)	$6.1	$1.6	$(1.2)	$(11.9)
Interest expense, net	0.8	1.7	3.0	5.2
Benefit from income taxes	-	-	-	11.1
Depreciation and amortization	1.2	1.5	3.9	4.1
Stock compensation expense	0.4	0.5	1.0	1.6
Goodwill impairment	-	-	9.5	-
Restructuring Charges	-	-	1.5	-
Adjusted EBITDA	$8.5	$5.3	$17.7	$10.1

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions, except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net sales	$212.7	$215.7	$607.7	$631.6
Cost of sales	170.0	171.0	485.4	505.2
Gross margin	42.7	44.7	122.3	126.4
Operating expenses	35.8	41.4	109.5	122.0
Goodwill impairment	—	—	9.5	—
Restucturing charges	—	—	1.5	—
Operating income (loss)	6.9	3.3	1.8	4.4
Interest expense, net	0.8	1.7	3.0	5.2
Income (loss) from operations before income taxes	6.1	1.6	(1.2)	(0.8)
Income tax expense	—	—	—	11.1
Income (loss) from continuing operations	6.1	1.6	(1.2)	(11.9)
Loss from discontinued operations, net of taxes	—	—	—	—
Net income (loss)	$6.1	$1.6	$(1.2)	$(11.9)

Earnings (loss) per share:
Earnings (loss) from continuing operations per share- basic	$0.24	$0.06	$(0.04)	$(0.47)
Loss from discontinued operations per share- basic	—	—	—	—
Net earnings (loss) per share - basic	$0.24	$0.06	$(0.04)	$(0.47)

Earnings (loss) from continuing operations per share- diluted	$0.24	$0.06	$(0.04)	$(0.47)
Loss from discontinued operations per share- diluted	—	—	—	—
Net income (loss) per share- diluted	$0.24	$0.06	$(0.04)	$(0.47)

Weighted average shares outstanding:
Basic shares outstanding	26.0	25.5	26.0	25.4
Diluted shares outstanding	26.2	25.6	26.0	25.4

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	September 30,	December 31,	September 30,
	2020	2019	2019
ASSETS
CURRENT ASSETS:
Cash and equivalents	$0.8	$2.2	$2.9
Trade accounts receivable, net	85.8	60.5	88.5
Inventories, net	107.7	139.4	142.7
Other current assets	9.7	12.8	13.1
Total current assets	204.0	214.9	247.2

PROPERTY, PLANT AND EQUIPMENT:
Land	5.0	5.0	5.0
Buildings and improvements	32.5	32.4	32.5
Machinery and equipment	59.0	58.2	57.3
Gross property, plant and equipment	96.5	95.6	94.8
Less accumulated depreciation	67.0	64.4	63.2
Property, plant and equipment, net	29.5	31.2	31.6

OTHER ASSETS:
Operating lease right-of-use assets	36.3	40.9	39.5
Goodwill	—	9.5	9.5
Deferred income taxes	—	—	0.1
Other	4.6	5.0	5.2
Total other assets	40.9	55.4	54.3
TOTAL ASSETS	$274.4	$301.5	$333.1

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions, except share data)

	September 30,	December 31,	September 30,
	2020	2019	2019
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$1.8	$1.7	$1.7
Current maturities of operating lease right-of-use liabilities	9.6	9.7	9.6
Trade accounts payable	67.9	56.8	68.4
Accrued compensation	8.1	5.5	2.7
Other accrued liabilities	15.2	15.8	14.4
Total current liabilities	102.6	89.5	96.8
NON-CURRENT LIABILITIES:
Long-term debt, less current maturities	99.8	135.1	151.8
Operating lease right-of-use liabilities, less current maturities	27.0	31.6	30.5
Other non-current liabilities	2.3	2.4	2.4
Total non-current liabilities	129.1	169.1	184.7

SHAREHOLDERS’ EQUITY:
Preferred shares: $.01 par (5,000,000 shares authorized)	—	—	—
Common shares: $.01 par (75,000,000 shares authorized: 26,889,190; 26,441,926; and 26,538,181 shares issued at September 30, 2020, December 31, 2019 and September 30, 2019, respectively)	0.3	0.3	0.3
Additional paid-in capital	49.2	48.2	47.5
Retained earnings (accumulated deficit)	(6.8)	(5.6)	3.8
Total shareholders’ equity	42.7	42.9	51.6

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$274.4	$301.5	$333.1

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Cash Flows From Operating Activities:
Net income (loss)	$6.1	$1.6	$(1.2)	$(11.9)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1.2	1.5	3.9	4.1
Non-cash interest expense	0.1	0.1	0.2	0.2
Stock-based compensation	0.4	0.5	1.0	1.6
Deferred income taxes	—	—	—	11.0
Goodwill impairment	—	—	9.5	—
Restructuring charges	—	—	1.5	—
Changes in operating assets and liabilities:
Trade accounts receivable	9.7	8.2	(25.3)	(19.5)
Inventories, net	0.8	(1.0)	31.7	(8.7)
Trade accounts payable	5.0	(1.2)	11.1	16.9
Other	2.1	(0.1)	3.3	(3.9)
Cash provided by (used in) continuing operating activities	25.4	9.6	35.7	(10.2)
Cash used in discontinued operating activities	—	(0.1)	(0.1)	(0.3)
Total cash provided by (used in) operating activities	25.4	9.5	35.6	(10.5)
Cash Flows From Investing Activities:
Capital expenditures	(0.7)	(0.4)	(1.5)	(1.2)
Total cash used in investing activities	(0.7)	(0.4)	(1.5)	(1.2)
Cash Flows From Financing Activities:
Borrowings (repayments) of debt, net	(25.7)	(7.3)	(35.5)	13.9
Repurchase of shares to satisfy employee tax withholdings	—	—	—	(0.1)
Total cash provided by (used in) financing activities	(25.7)	(7.3)	(35.5)	13.8
Net increase (decrease) in cash and equivalents	(1.0)	1.8	(1.4)	2.1
Cash and equivalents, beginning of period	1.8	1.1	2.2	0.8
Cash and equivalents, end of period	$0.8	$2.9	$0.8	$2.9

For more information, contact:

investor@huttig.com